Exhibit 99.1
ITEM 6. SELECTED FINANCIAL DATA
The Company made significant acquisitions during the five-year period presented below that affect comparability of results. Refer to Note F Acquisitions of the Notes to Consolidated Financial Statements in Item 8 for further information. Additionally, the information below, as discussed in Note T, Discontinued Operations, has been recast to remove the effects of discontinued operations, such that all years are comparable (in millions, except per share amounts):

	2007	2006	2005	2004	2003

Continuing Operations:
Net sales	$4,383	$3,919	$3,198	$2,930	$2,485
Net earnings	$326	$279	$262	$229	$88
Basic earnings per share:
Continuing operations	$3.96	$3.41	$3.15	$2.79	$1.05
Discontinued operations	$0.13	$0.13	$0.09	$1.68	$0.24

Total basic earnings per share	$4.09	$3.54	$3.23	$4.47	$1.28
Diluted earnings per share:
Continuing operations	$3.88	$3.34	$3.07	$2.72	$1.04
Discontinued operations	$0.13	$0.12	$0.09	$1.64	$0.23

Total diluted earnings per share	$4.00	$3.46	$3.16	$4.36	$1.27
Percent of net sales:
Cost of sales	62.2%	63.9%	64.2%	63.3%	65.8%
Selling, general and administrative	23.7%	23.8%	22.5%	23.2%	24.7%
Interest, net	1.8%	1.7%	1.1%	1.2%	1.1%
Other, net	2.0%	1.4%	1.4%	1.5%	1.6%
Earnings before income taxes	9.9%	8.9%	10.7%	10.6%	4.8%
Net earnings	7.4%	7.1%	8.2%	7.8%	3.5%
Balance sheet data:
Total assets	$4,780	$3,935	$3,545	$2,851	$2,424
Long-term debt	$1,212	$679	$895	$482	$514
Shareowners’ equity*	$1,729	$1,552	$1,445	$1,237	$885
Ratios:
Current ratio	1.4	1.4	2.2	1.7	1.6
Total debt to total capital	46.5%	39.2%	42.4%	32.1%	43.2%
Income tax rate — continuing operations	25.2%	19.9%	23.5%	26.5%	25.5%
Return on average equity — continuing operations	19.9%	18.6%	19.6%	21.6%	9.3%
Common stock data:
Dividends per share	$1.22	$1.18	$1.14	$1.08	$1.03
Equity per share at year-end	$21.50	$18.96	$17.24	$15.01	$10.88
Market price per share — high	$64.25	$54.59	$51.75	$49.33	$38.03
Market price per share — low	$47.01	$41.60	$41.51	$36.42	$20.84
Average shares outstanding (in 000’s):
Basic	82,313	81,866	83,347	82,058	84,143
Diluted	84,046	83,704	85,406	84,244	84,839
Other information:
Average number of employees	17,334	16,699	13,605	12,817	12,330
Shareowners of record at end of year	12,482	12,755	13,137	13,238	13,915

*	Shareowners’ equity was reduced by $14 million in fiscal 2007 for the adoption of FIN 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of SFAS No. 109”. Shareowners’ equity as of December 30, 2006 decreased $61 million from the adoption of SFAS 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans-an amendment of FASB Statements NO. 87, 88, 106 an 132(R)”. Refer to Note A Significant Accounting Policies and Note M Employee Benefit Plans of the Notes to Consolidated Financial Statements in Item 8 for further information.

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